UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2009

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 15, 2009, the stockholders of DaVita Inc. (the “Company”) approved the amendment and restatement of the Company’s Executive Incentive Plan (the “Plan”). The amended and restated Plan was approved by the Board of Directors (the “Board”) on April 30, 2009, subject to stockholder approval. The Plan was primarily amended and restated to permit incentive compensation payments for performance periods other than on a calendar year basis as determined by the Compensation Committee (the “Compensation Committee”) of the Board. The maximum amount that may be paid under the Plan to any participant for any calendar year is $10 million. A participant may be eligible for awards under the Plan for overlapping performance periods; however, no participant may receive total awards under the plan in excess of $10 million with respect to a particular calendar year. For the purpose of determining compliance with the $10 million payment limit, an award that is paid for a performance period that spans more than one calendar year shall be pro rated evenly over the calendar years or portions thereof contained within such performance period. The Plan was also amended to add additional business criteria upon which performance goals may be based. Awards under the Plan can only be paid upon attainment of the performance goals established by the Compensation Committee. The foregoing description of the amended and restated Plan is qualified in its entirety by reference to the amended and restated Plan which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	DaVita Inc. Executive Incentive Plan (Amended and Restated Effective January 1, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: June 18, 2009	/s/ Jeffrey L. Miller
Jeffrey L. Miller
Vice President, Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	DaVita Inc. Executive Incentive Plan (Amended and Restated Effective January 1, 2009)